Exhibit 10.cc

January 12, 2011

Mr. James Williams

11 Player Pond Place

The Woodlands TX 77382

Dear Jim:

On behalf of Polaris Industries Inc., I am pleased to offer you the position of Vice President, Human Resources and Integration.

I.	Title and reporting relationship

Your title is Vice President, Human Resources and Integration. You will report to the Chief Executive Officer.

II.	Date of Employment

April 4, 2011

III.	Base Salary

Your annual base salary will be $325,000 paid bi-weekly. Your salary will be reviewed annually, subject to the approval of the Board of Directors. Your salary review date for 2012 will be April 1.

IV.	Cash Incentive Compensation

You will be a “B1” Level (Company officer) under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company. Your target for the Senior Executive Annual Incentive Program will be 80% of base salary paid during a year, subject to adjustments by the Compensation Committee. The proposed performance threshold matrix is attached as Exhibit A and the final will be approved at the January Board meeting.

V.	Long Term Incentive Plan (LTIP)

You will participate in the LTIP plan for Officers which is a 3 year performance cycle. Your first LTIP will be issued effective on your start date and will cover the performance period January 1, 2011 through December 31, 2013. The performance metrics for the LTIP are determined each year by the Compensation Committee of the Board of Directors during the January meeting. Your LTIP target will be 80% of base salary for the 2011 LTIP plan and be prorated from your start date. The proposed performance threshold is attached as Exhibit B and the final 2011 – 2013 matrix will be approved at the January Board meeting.

January 13, 2011

James Williams

VI.	Stock Options

You will be granted stock options to purchase 20,000 shares of Polaris Industries common stock. The grant date will be your first day of actual employment, and the options will have an exercise price equal to the closing price of Polaris stock on the grant date. We will provide you with a copy of the stock option agreement as soon as is possible after your start date. Your stock option agreement will be in substantially the form of the agreement attached as Exhibit C.

You will be eligible for additional stock grants on a basis consistent with other similarly situated executives, subject to performance.

VII.	Restricted Stock Units

You will be granted 15,000 shares of Polaris Restricted Stock. The shares will vest 3 years from the grant date which will be your start date. To be eligible to receive the restricted stock, you will be required to sign a Non-Compete Agreement. The shares will have performance targets based on Operating Margin Percent and Net Income achieved in the final year of the agreement. This award will be granted as soon as practical after the start of your employment and a draft form is attached as Exhibit D.

VIII.	Signing Bonus

You will be paid a signing bonus of $50,000 within one month of your start date. If you resign from Polaris within 1 year of your start date you will be required to pay back your signing bonus on a pro-rated basis.

IX.	Relocation

You will be eligible for relocation under the Polaris Executive Relocation program. The handbook is attached as Exhibit E

X.	Benefits & Perquisites

At Polaris you will participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change by the Compensation Committee and at present include medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation, and a country club membership (tax gross-ups are not provided for club initiation and dues, tax, estate and financial planning). Additionally, you will have the use of Polaris’ products in accordance with Polaris’ guidelines. You will also be eligible for an annual physical examination at the Mayo Clinic paid for by Polaris. A summary of the current benefits is enclosed as Exhibit F.

January 13, 2011

James Williams

Your relocation will be covered under the Polaris Executive Relocation policy which you will find attached. Please contact John Corness to discuss details of the move.

XI.	Severance Agreement

When you begin employment with Polaris, Polaris will enter into a Severance Agreement with you substantially in the form enclosed as Exhibit G.

XII.	Ownership Guidelines and Section 16 Reporting Obligations

Polaris has recently established stock ownership guidelines for the Board of Directors, Company Officers and Directors. The guidelines require executive officers to own a designated number of shares of the Company’s Common Stock (60,000 shares for the Chief Executive Officer, 30,000 shares for the Chief Operating Officer and Chief Financial Officer, and 15,000 for all other executive officers). In addition, executive officers are required to retain 50% of their shares (net of taxes) when stock options are exercised or restricted stock vests until the minimum guidelines are met. You will be expected to satisfy the guideline within four years from your hire date. Remember, all your transactions in Polaris securities are subject to Polaris’ Insider Trading Policy.

As an officer of Polaris you are also subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, and will be required to file reports with the SEC disclosing your holdings and transactions in Polaris’ equity securities. The Company will assist you in preparing and filing these reports with the SEC on a timely basis. Before engaging in any transaction in Polaris securities you must pre-clear the transaction with the Chief Financial Officer. All transactions must be reported within two days.

This offer is contingent on approval of the Polaris Board of Directors. For clarification and the protection of both you and the Company, this letter represents the sole agreement between you and Polaris Industries. It, including any brochures provided to you by the Human Resources Department that may be amended by the Company in the future, constitutes and expresses the entire agreement regarding your employment.

This offer remains contingent upon verification of employment eligibility pursuant to regulations issued under the Immigration Reform and Control Act of 1986 and satisfactory completion of a drug and alcohol test paid by Polaris. We will arrange for this test once you have agreed to the terms of this offer.

Jim, we are very excited to have you join the Polaris team. We believe you can make a huge impact in the coming years and develop in several areas that will position you very well for the long term. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. If you agree to this offer, which remains in effect through Friday January 21, 2011 please sign and return one to Stacy Bogart at 2100 Highway 55, Medina, MN 55340.

January 13, 2011

James Williams

Very truly yours,

/s/ Scott Wine

Scott Wine
Chief Executive Officer

Accepted and Confirmed:

Date: 1/13/11

/s/ James P. Williams
James Williams